Exhibit 23.4

CONSENT OF ANTHONY CLARK

The undersigned hereby states as follows:

I, Anthony Clark, assisted with the preparation of the “NI 43-101 Technical Report - Mt Todd Gold Project - 50,000 tpd Preliminary Feasibility Study – Northern Territory, Australia” effective date September 10, 2019, issue date October 7, 2019 as amended September 22, 2020, for Vista Gold Corp. (the “Company”), portions of each of which are summarized (the “Summary Material”) in this Annual Report on Form 10-K for the year ended December 31, 2020 (the “Form 10-K”), which in turn is incorporated by reference in this Registration Statement on Form S-3 (this “Registration Statement”), to be filed with the United States Securities and Exchange Commission.

I hereby consent to the incorporation by reference in this Registration Statement of the Summary Material concerning the Technical Reports and the reference to my name as set forth in the Form 10-K.

/s/
/s/ Anthony Clark
Name: Anthony Clark

Date: November 19, 2021